As filed with the Securities and Exchange Commission on August 24, 2009	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKWOOD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2277366
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

100 Overlook Center
Princeton, New Jersey 08540

(Address, including zip code, of registrant’s principal executive offices)

2009 Rockwood Holdings, Inc. Stock Incentive Plan

Thomas J. Riordan, Esq.
Senior Vice President, Law & Administration
Rockwood Holdings, Inc.
100 Overlook Center

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 514-0300

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:
Roxane F. Reardon, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	11,000,000 shares	$18.465	$203,115,000	$11,334

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which may be issued under the 2009 Rockwood Holdings, Inc. Stock Incentive Plan to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)  Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales price of the Registrant’s Common Stock on the New York Stock Exchange on August 19, 2009.

EXPLANATORY NOTE

This Registration Statement relates to shares of common stock to be issued under the 2009 Rockwood Holdings, Inc. Stock Incentive Plan.  The contents of the registration statement on Form S-8 with respect to the 2005 Amended and Restated Stock Purchase and Option Plan for Rockwood Holdings, Inc. and Subsidiaries (Registration No. 333-132065), filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2006, are hereby incorporated by reference pursuant to General Instruction E on Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 5.  Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 6.  Indemnification of Directors and Officers.

Rockwood Holdings, Inc., or the Registrant, is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the “DGCL”, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations or the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article V of the Registrant’s Second Amended and Restated By-laws provides that the Registrant shall indemnify directors and officers of the Registrant as specified in the Certificate of Incorporation. In addition, to the fullest extent permitted by the DGCL, the Registrant shall indemnify any current or former director or officer of the Registrant and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Registrant against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the light of the Registrant or otherwise, to which he was or is a party by reason of his current or former position with the Registrant or by reason of the fact that he is or was serving, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Registrant’s Amended and Restated Certificate of Incorporation also provides that expenses incurred by a person who is or was a director or officer of the Registrant in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as provided by the Registrant’s Amended and Restated Certificate of Incorporation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	2009 Rockwood Holdings, Inc. Stock Incentive Plan (incorporated by reference to Appendix A of the definitive Proxy Statement of the Company on Schedule 14A filed on March 24, 2009)

5	Opinion of Simpson Thacher & Bartlett LLP, regarding legality of securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*              Filed herewith

Item 9.  Undertakings.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey on this 24th day of August, 2009.

ROCKWOOD HOLDINGS, INC.

By:	/s/ Thomas J. Riordan
Name:	Thomas J. Riordan
Title:	Senior Vice President, Law & Administration

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Riordan and Michael W. Valente, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, in connection with this registration statement, to sign any and all amendments or supplements to the registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 24th day of August 2009.

Signature	Title

/s/ Seifi Ghasemi	Chairman and Chief Executive Officer and Director
Seifi Ghasemi	(Principal Executive Officer)

/s/ Robert J. Zatta	Senior Vice President and Chief Financial Officer
Robert J. Zatta	(Principal Financial Officer)

/s/ James T. Sullivan	Corporate Controller
James T. Sullivan	(Principal Accounting Officer)

/s/ Brian F. Carroll	Director
Brian F. Carroll

/s/ Nance K. Dicciani	Director
Nance K. Dicciani

/s/ Sheldon R. Erikson	Director
Sheldon R. Erikson

/s/ Todd A. Fisher	Director
Todd A. Fisher

/s/ Douglas L. Maine	Director
Douglas L. Maine

/s/ J. Kent Masters	Director
J. Kent Masters

EXHIBIT INDEX

Exhibit No.	Description

4.1	2009 Rockwood Holdings, Inc. Stock Incentive Plan (incorporated by reference to Appendix A of the definitive Proxy Statement of the Company on Schedule 14A filed on March 24, 2009)

5	Opinion of Simpson Thacher & Bartlett LLP, regarding legality of securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*              Filed electronically herewith